Exhibit 1.1

BYLAWS OF

BANCO DE CHILE

(English Translation of Spanish Original)

May 2008

TITLE I

NAME, DOMICILE AND DURATION OF THE COMPANY.

1st Article:

A Corporation is hereby established which shall be called “BANCO DE CHILE,” and shall be governed by these bylaws, by the General Banking Law, and by the other legal and regulatory precepts currently in effect or such as are issued in the future that are applicable to it.

2nd Article:

The company shall have its corporate domicile in the city and commune of Santiago, without prejudice to such branches or agencies as it establishes in Chile or abroad, pursuant to the Law. Its Board of Directors shall meet, and its General Management shall operate in the city and commune of Santiago, where its Headquarters or Main Office shall be established.

3rd Article:

The term of duration of the company shall be indefinite.

TITLE II

PURPOSE AND OPERATIONS OF THE COMPANY

4th Article:

The purpose of the Bank is to undertake all acts, contracts, business, and transactions as the General Banking Law allows banking institutions to undertake, without prejudice to expanding or restricting its scope of action consistent with current legal precepts or such as are established in the future.

TITLE III

CAPITAL AND STOCK.

5th Article:

The Bank’s capital is the amount of CH$995,924,202,894, divided into 80,879895,984 registered shares with no par value, which are fully subscribed and paid in accordance to the Third Transitional Article, distributed in 72,436,034,844 ordinary shares and 8,443,861,140 ordinary shares Series “Banco de Chile-S.”

The ordinary shares have been incorporated into the Foreign Exchange Convention signed by the Chilean Central Bank, which was registered in the public deed drawn up in the Santiago Notary office of Mr. Andrés Rubio Flores on November 8th, 1995, Repertoire N° 7042/95 and its later modifications, which makes them subject to the provisions of ex-chapter XXVI of the Compendium of Foreign Exchange Regulations of the Chilean Central Bank. However, the ordinary shares of the series “Banco de Chile-S”, by application of agreements N° 1167-03-041209 and N° 1333-01-070510 of the Council of the Chilean Central Bank, were not incorporated into the Foreign Exchange Convention signed with the Chilean Central Bank, which was registered in the public deed drawn up in the Santiago Notary office of Mr. Andrés Rubio Flores on November 8th, 1995, Repertoire N° 7042/95 and its later modifications, and therefore they have no guaranteed access to the formal exchange market contemplated in ex-chapter XXVI of the Compendium of Foreign Exchange Regulations in force for the paid-in shares issued by Receiving Institutions which have agreed to capital increases.

6th Article:

The company shall maintain a Shareholders’ Registry.

TITLE IV

MANAGEMENT.

7th Article:

Management of the Bank shall be exercised by a Board of Directors, which shall represent it judicially and extrajudicially, for the realization of the corporate purpose, which it shall not have to prove to third parties. It is vested with all the management and disposal authorities which the law or the present bylaws do not establish as exclusive to the Shareholders Meeting, and also for such acts and contracts with respect to which the laws require a special power of attorney. The foregoing is without prejudice to the authorities of the General Manager. Directors shall be compensated and the amount of the compensation shall be set at the Shareholders Meeting.

8th Article:

The Board of Directors shall be comprised of eleven full members and two alternates, whether or not shareholders, elected by the respective Shareholders Meeting, all of whom shall hold office for three years, and may be reelected indefinitely. The election of directors shall be undertaken in a single vote, and those receiving the greatest number of votes shall be elected until the number of people who must be elected is reached. Likewise, separately, in a single vote, the alternate directors shall be elected.

The Board of Directors elected by shareholders may only be removed in its entirety by a Ordinary or Extraordinary Shareholders Meeting, and therefore individual removal is not allowed.

Alternate directors may always participate in meetings of the Board of Directors with a right to speak, and they shall only have a right to vote in case of a temporary absence by the director they replace. The person who received the greatest number of votes among the alternates shall be the first alternate director, and the second alternate director shall be the one who received the second greatest vote. In the case of a temporary absence of one or more directors, they may be replaced temporarily by the alternate directors in the order of precedence established in the bylaws.

In the case of a vacancy of one or more directors for any reason, vacancies shall be filled as follows:

a)	Vacancies of directors shall be filled by alternate directors in the aforementioned order of precedence, except if the respective alternate director in a period of three business days calculated from the provision of notice thereof, states in writing his intention to continue as an alternate director; and

b)	If vacancies occur among directors which were not filled in the manner established in letter a), the Board of Directors, in the first meeting it holds, shall proceed to name the replacement or replacements, who shall hold office until the next Ordinary Shareholders Meeting, at which time the definitive appointment shall be made. The director or directors so named by the Shareholders Meeting shall remain in office only for the time remaining to complete the term of office of the replaced director or directors.

In the case of a vacancy of one or more alternate director for any cause, the Board of Directors, in the first meeting it holds, shall proceed to name the replacement or replacements, who shall hold office until the next Ordinary Shareholders Meeting, at which time the definitive appointment shall be made. The alternate director or directors so named by the Shareholders Meeting shall remain in office only for the time remaining to complete the term of office of the replaced director or directors. In the case the Board of Directors names a replacement for an alternate Director, the designee shall have the second order of precedence.

9th Article:

Meetings of the Board of Directors shall be held with the attendance of no fewer than six of its full or alternate members, and resolutions shall be adopted by an absolute majority of directors attending with a right to vote. In case of a tie, the chairman of the meeting shall have the deciding vote.

10th Article:

Meetings of the Board of Directors shall be ordinary or extraordinary. Ordinary meetings shall be those that are held on the dates and at the times established in advance by the Board of Directors, at least once per month. Extraordinary meetings shall be held when specially called by the President, himself, or at the indication of one or more directors. If the extraordinary meeting has been requested by one or more Directors, the meeting shall be held between the fifth and seventh business day after the request. Notices of Extraordinary meetings shall be made by certified mail posted, , at least, four business days in advance, or two business days if respective notice has been delivered through Public Notary or by the respective Chilean Consul if the Director is domiciled outside Chile. Likewise, for this type of Notices and together with the delivery of the aforesaid letter or by posting in the mail, a copy of the Notice shall be forwarded by electronic mail. A Notice to an Extraordinary meeting shall contain a reference to the matter to be dealt with, and the Notice may be omitted if all full members of the Board of Directors concur unanimously.

11th Article:

In the first meeting held by the Board of Directors, after the Shareholders Meeting that appointed it, the Board of Directors shall select its President and Vice President, and these persons shall also serve in the same roles for the company. The Secretary of the Board of Directors shall also be appointed in that same meeting.

12th Article:

Directors who, with regards to a specific transaction, have an interest themselves or as representatives of another person, shall report such interest to the other directors and refrain from deliberating and voting.

13th Article:

All elections of directors shall be published in a newspaper in the Bank’s domicile and shall be reported to the Superintendency of Banks and Financial Institutions, to which shall be sent an authorized copy of the public deed prepared from the Minutes of the Shareholders Meeting or the meeting of the Board of Directors where the appointments have been made. The appointment of a General Manager shall likewise be reported to the aforementioned Superintendency and be documented in a public deed.

TITLE V

PRESIDENT

14th Article:

The President of the Bank, beyond the other powers granted to him by these bylaws or the Act, shall have the following powers and obligations:

One) He shall preside over meetings of the Board of Directors and Shareholders Meetings;

Two) To call meetings of the Board of Directors;

Three) To propose to the Board of Directors measures whose objective is to further the business of the Bank and to improve the organization and regime of all aspects of the offices.

Four) To sign Reports and notes or resolutions which come from the Board of Directors and the Shareholders Meetings; and

Five) Except if otherwise agreed by the Shareholders Meeting or the Board of Directors, if applicable, he shall sign the public deed containing the Minutes of the meetings of the former or the latter.

15th Article:

In case of absence or incapacity of the President of the Bank, he shall be replaced in his functions by the Director appointed by the Board of Directors, with this purpose. The replacement is an internal procedure of the company and shall not require any formality and it shall not be necessary to prove its appropriateness to third parties for the validity of acts performed by the replacement, the mere fact of the replacement’s acting being sufficient for the effectiveness thereof.

TITLE VI

GENERAL MANAGER

16th Article:

The General Manager is responsible for:

One) Lead and perform the general operations of the Bank, making its acts conform to the laws, regulations, bylaws, and resolutions of the Board of Directors;

Two) Beyond the authorities corresponding to him as a business agent by reason of his position, he shall have general agency for the Bank at all its offices, with express authority to revoke such powers of attorney as may have been granted at any time. In the legal sphere, beyond the authorities granted to him by the first section of Article Seventh of the Civil Procedure Code, he shall have the special ones of abandoning actions filed in the first instance; accepting counterclaims; answering interrogatories; waiving appeals or legal terms; approving Agreements; settling; granting authorities to arbitrators; and receiving money. Settlements and arbitration agreements made by the Board of Directors shall be signed by the General Manager, with no requirement beyond inserting the pertinent part of the Minutes authorized by the Secretary in the respective public deed or private document. He may also, in any case, and without prejudice to the authorities of the President, sign public deeds or contracts agreed by the General Shareholders Meeting or the Board of Directors, with no requirement beyond the aforementioned, provided that they must be or it is agreed that they shall be made public deeds;

Three) Appoint such Managers as must be named for the proper performance of the company business;

Four) Grant powers of attorney or delegate all or part of his authorities, to other persons for special cases or business;

Five) Report to the Board of Directors on the handling, management, and situation of the Bank in the manner and at the time it and/or the Superintendency of Banks and Financial Institutions determine;

Six) Attend meetings of the Board of Directors with a right to speak; and

Seven) Perform other functions decided by the Board of Directors and, in general, exercise the other functions which appertain to him pursuant to the Law and these bylaws. In case of temporary absence or inability, the General Manager shall be replaced by the Manager designated by the Board of Directors.

TITLE VII

SHAREHOLDERS MEETINGS.

17th Article:

Shareholders shall meet in ordinary or extraordinary meetings. The former shall be held once a year, within the four-month period following the date of the close of the fiscal year. In those meetings the shareholders shall review all matters that it is proper for them to consider, without being limited to the matters described in the respective notice of the meeting. The latter may be held at any time, to decide on any matter which the law or these Bylaws give to the power of the shareholders meetings and provided that such matters are indicated in the corresponding notices.

18th Article:

The resolutions passed at properly called and convened Shareholders Meetings pursuant to the law and the bylaws, shall bind all shareholders. Shareholder Meetings shall be held in the city of Santiago.

19th Article:

In the elections that are to be held at the Meetings, the votes will be cast by means of ballots which will be distributed for such purpose. The shareholders should indicate their preference by writing down name and surname of the person or people they vote for and indicate the number of shares they wish to assign to each of the nominees in their vote, for electing both full and alternate directors, and they should place their signature. When counting the votes, the President shall read the votes aloud in order for all people present to be able to perform for themselves the calculation of the voting and thus verify the results with such annotation and ballots. Likewise, the counting of the votes may also be carried out by a notary public as a certifying officer certifying the authenticity of the results and the calculation of the votes cast, all of which will be registered in the act. In all cases, the Meeting of Shareholders during which the elections take place, the President of the Corporation or the Superintendence of Banks and Financial Institutions, as applicable, may alternatively or indistinctly hold or order a viva voce voting or through ballots or by means of any other procedure indicated for such a purpose.

20th Article:

If any of the persons who must sign Minutes of the Shareholders Meeting should die, be absent, or unable for any reason to sign it, a note shall be made at the end of the Minutes stating the respective circumstances of the impediment.

21st Article:

The Minutes shall contain an extract of what occurred in the meeting. Only upon unanimous consent of those in attendance may the evidence of any event occurring at the meeting, and which is related to the interests of the company, be deleted.

TITLE VIII

MANAGEMENT REPORT AND BALANCE SHEET.

22nd Article:

The Bank shall prepare its General Balance Sheet annually as of December thirty-first.

23rd Article:

The Board of Directors shall present for the consideration at the Ordinary Shareholders Meeting, a reasoned Report on the situation of the company in the last fiscal year, accompanied by the General Balance Sheet, the Statement of Profit and Loss, and the Report of the External Auditors. Each of the shareholders registered in the Registry, who hold a minimum number of shares authorized by the Superintendency of Banks and Financial Institutions, shall be sent a copy of the Balance Sheet and the Management Report, including the opinion of the Auditors and their respective annotations, which documents shall be sent on a date not later than that of the first notice for the respective Ordinary Meeting.

TITLE IX

DISSOLUTION AND LIQUIDATION.

24th Article:

The Company shall be dissolved by resolution adopted in that regard at a Extraordinary Shareholders Meeting, approved by the Superintendent of Banks and Financial Institutions in the manner stipulated by law, and for the other legal causes. The aforesaid is without prejudice to that established in Title Fifteenth of the General Banking Law.

25th Article:

Once the voluntary dissolution cited in the preceding article is agreed, the Shareholders Meeting shall elect a Liquidation Committee comprised of three members to proceed to effect the liquidation of the Company, who shall have the authorities, obligations, and responsibilities stipulated in the law, subjecting themselves in their performance to the provision of the Chilean Corporations Law and its Regulations. The Shareholders Meeting shall establish the duration of the functions of the Liquidation Committee, and shall determine the compensation of its members.

TITLE X

AUDITING THE MANAGEMENT.

26th Article:

The Ordinary Shareholders Meeting shall annually appoint independent external auditors, in order for them to examine the accounting, inventory, balance sheets, and financial statements of the company, and who shall have the obligation to report in writing to the next Ordinary Shareholders Meeting on the performance of their duties.

TITLE XI

JURISDICTION.

27th Article:

Differences that arise among shareholders in their capacity as such, or between them and the Company or its managers, either during the life of the Company or during its liquidation, shall be submitted for resolution to an arbitrator who shall have the ability to establish procedural rules for the proceeding and who shall be bound by the law as to decisions on the merits of the case, who must be named by joint agreement of the parties or by the Ordinary Courts, alternatively, in case of a disagreement on his appointment. The decision rendered by the arbitrator shall be subject to a motion for appeal and cassation on the merits. Such arbitrator shall be, or have been, at the time of the appointment, an attorney who is or has served as an auxiliary judge on the Court of Appeals of Santiago or the Supreme Court, for no less than one year. The arbitration established in this clause is without prejudice to, if a conflict occurs, the petitioner’s being able to remove the matter from the jurisdiction of the arbitrator and submit it for a decision by the ordinary courts.

TRANSITIONAL ARTICLES

First Transitional Article:

The Bank’s capital amounts to $698,599,303,855, divided into 72,436,034,844 registered shares of no par value which are subscribed and paid-in as follows:

a) With $588,599,303,855 divided into 69,920,023,865 registered shares of no par value, completely subscribed and paid-in; and

b) With the amount of $110,000,000,000 corresponding to the capital increase agreed upon in the Extraordinary General Meeting of Shareholders held on May 17th, 2007, by means of the issuance of 2,516,010,979 ordinary paid-in shares of no par value, which will be offered preferably to the shareholders in proportion with those they possess and which have been registered on their name in the Register of Shareholders on the fifth working day before the date of publication of the subscription option. The shares proposed for issuance will be placed on the local market in accordance with the law and will not be registered to be offered on the capital market of the United States of America.

According to what has been set in article 30th of Law 19,396 and Bylaws of the Sociedad Matriz del Banco de Chile S.A., SM-CHILE S.A., and of the Sociedad Administradora de la Obligación Subordinada SAOS S.A., the exercise of the rights of subscription corresponding to the shares issued by the Banco de Chile, which are the property of the aforementioned corporations, will be carried out as follows:

a) The subscription options corresponding to SM-CHILE S.A. by virtue of the shares of its property will be offered preferably to the shareholders of the said corporation in the way which has been established in their Bylaws.

b) The subscription options corresponding to the shares of property of the Sociedad Administradora de la Obligación Subordinada SAOS S.A., subject to a lien in favor of the Chilean Central Bank, are transferred by this Bank in a special period and will be offered preferably to the SM-CHILE S.A. shareholders in the way which has been established in their statutes.

Consequently, the shareholders of the Banco de Chile, including the SM-CHILE S.A. shareholders may execute their right of preferred option for the shares which have not been subject to a lien in favor of the Chilean Central Bank and/or its assignors by subscribing and paying for the shares which might correspond to them within a period of 30 days as from the date of publication of the announcement in the newspaper “El Mercurio” of Santiago in accordance with what has been set in article 29 of the Regulation of Public Corporations, hereinafter referred to as “period of ordinary preferred offer”.

When the aforementioned period of preferred offer has expired and within the term of 15 days as from the said expiry, in accordance with what has been set in article 30 of Law 19,396 the Chilean Central Bank must set the price of transfer of the subscription option of the shares corresponding to the shares which have been subject to a lien by SAOS in favor of the Chilean Central Bank.

After that, in a “period of special preferred offer” which will last 30 days as from the date of publication of the announcement in the newspaper “El Mercurio” of Santiago in accordance with what has been stipulated in article 29 of the Regulation of Public Corporations, the SM CHILE S.A., shareholders may for the SAOS shares subject to a lien in favor of Chilean Central Bank acquire in a preferred way the options which correspond to them, by paying the market price established by the Chilean Central Bank, and subscribe and pay for the relevant shares within the special period referred to.

Each Banco de Chile share will give the right to subscribe 0.03598412643 new paid-in shares which the shareholder will register under his name on the fifth working day before the beginning of the period of preferred offer.

Should the shareholder not express anything within the period of preferred offer applicable, he will be understood to waive his right of preferred subscription. The shares should be subscribed and paid for in cash during the periods mentioned. If payment is carried out by means of check or demand deposit, the obligation to pay the price of subscription of the shares will be understood to have expired once the issuing Bank actually receives the corresponding funds.

Should the totality of new shares not be subscribed during the period of ordinary preferred offer, because the preferred right has not been exercised or has been waived or because fractions of shares were produced in the distribution of portions of the shares among the shareholders, the Meeting of Shareholders agrees to offer the remaining shares to third parties by means of a sale in any of the stock markets of the country, as many times as necessary, provided the price of the placement is not lower nor the other conditions are more advantageous than those offered to the shareholders in the relevant period of preferred offer. The aforementioned limitation of price and conditions will rule for a term of thirty days as from the expiry of the final date of the period of ordinary preferred offer in such a way that after expiry of this period the limitations referred to will rule no longer.

Likewise, should the totality of new shares not be subscribed during the period of special preferred offer, because the right of preferred subscription was not acquired or was waived, or because fractions of shares were produced in the distribution of portions of the shares among the shareholders, the subscription options may be offered to third parties under the conditions and prices different from those of the preferred offer, provided these offers are made in stock markets.

In any case, the subscription options of the capital increase referred to in the previous paragraph should be transferred within a period of six months as from the expiry of the period of special preferred offer.

The shares corresponding to the remaining options of the period of special preferred offer regarding to which the preferred option was exercised, will be subscribed and paid for in cash in the term of five stock market days from the date of acquisition of the corresponding option.

The shares which have not been subscribed and paid for after the corresponding option has been acquired may be transferred by means of sale in any of the country’s stock markets, as many times as necessary, provided the price of the placement is not lower or the other conditions are more advantageous than those offered to the shareholders in the relevant period of special preferred offer. The aforementioned limitation of price and conditions will rule for a term of thirty days as from the expiry of the end date of the period of special preferred offer in such a way that after expiry of this period the limitations referred to will rule no longer. The shares may also be transferred by means of sale in any of the country’s stock markets if the corresponding options were not transferred within the term of six months.

a) The price of placement of the paid-in shares for the periods of preferred offer will be finally established by the Board of Directors within one hundred and twenty days after the Extraordinary Meeting of Shareholders held on May 17th, 2007, taking into consideration the market value of the Bank’s share and, in any case, the price of the placement must not be lower or higher than 8% of the weighted average price of the quotes at closure of the last thirty days in which there were stock market transactions.

b) The said price will rule as well for the transfer in the country’s stock markets of the remaining shares of the period of ordinary preferred offer and for the subscription of the shares remaining from the period of special preferred offer whose options are transferred in the country’s stock markets.

c) The shares which were not subscribed and paid for during the period of special preferred offer even though the corresponding options were transferred during the period of six months established in article 30 of Law N° 19,396, may be transferred in the stock markets of the country and the market price established by the Board of Directors.

d) Likewise, the shares whose options were not transferred during the period of six months referred to in the previous paragraph, may be transferred in the stock markets of the country for the market price determined by the Board of Directors.

The offer in both periods of preferred offer or in any of the modalities authorized by the Meeting of Shareholders will in every aspect be subject to the regulations dictated by the Superintendence of Banks and Financial Institutions and to the Agreements the Chilean Central Bank may issue in accordance with Law 19,396 and other legal and regulatory provisions applicable to the matter.

The capital increase approved will be totally subscribed and paid for within a maximum term of three years as from the date of the Extraordinary Meeting of Shareholders held on May 17th, 2007. Once this term has expired the capital will be understood to be reduced to the amount actually paid, and the manager of the corporation must register this capital reduction by means of a public deed recorded in the margin of the corporate registration, within sixty days following the occurrence of the fact which constitutes the reason.

The Board of Directors is expressly authorized, with the faculty to delegate this to as many people and as many times as necessary, to sign all the agreements, acts and contracts, regardless of what they are called, with natural or legal, national or foreign persons, which lead to or are necessary for the performance of the placement of the shares of new issuance of the Banco de Chile, in any of the indicated ways.

The Board of Directors has been authorized to determine the moments, way, conditions and other modalities and procedures necessary to materialize the capital increase approved by this Meeting by means of the issuance of paid-in shares, as well as all acts, contracts and/or agreements related to the preferred offers in accordance with the law, regulations applicable and bylaws of the corporation.”

Second Transitional Article:

In the Extraordinary Meeting of Shareholders of the Banco de Chile, held on December 27th, 2007, the merger through incorporation of Citibank Chile as an absorbed corporation into the Banco de Chile as the absorbing corporation was agreed and approved. The said Meeting agreed to materialize the merger in force and effectiveness as of January 1st, 2008 and the Banco de Chile should be understood to be the legal successor of Citibank Chile in all effects. Because of the merger the totality of shareholders and capital of Citibank Chile will form part of Banco de Chile. Consequently, by virtue of the said merger of incorporation, and once it has materialized, Citibank Chile will be dissolved.

Third Transitional article:

The Bank’s capital amounts to $995,924,202,894 divided into 80,879,895,984 registered shares of no par value and divided into 72,436,034,844 ordinary shares and 8,443,861,140 ordinary shares of the series “Banco de Chile-S” which will be subscribed and paid for as follows:

a) With the amount of $588,599,303,855 divided into 69,920,023,865 registered shares of no par value which corresponds to the Banco de Chile capital subscribed and paid-in on December 31st, 2006, including the revaluation of their own capital on that date;

b) With the amount of $110,000,000,000 corresponding to the capital increase agreed upon in the Extraordinary General Meeting of Shareholders held on May 17th, 2007, by means of the issuance of 2,516,010,979 ordinary paid-in shares of no par value, of which at present 2,076,059,351 have been subscribed and paid for;

c) With the amount of $297,324,899,039, which will be covered and paid for by means of the issuance of 8,443,861,140 ordinary shares of the series “Banco de Chile-S”, registered and of no par value, which will be used to pay to the Citibank Chile shareholders for the capital contribution of this institution to the Banco de Chile for the purpose of the merger of both bank institutions. Once the merger has been approved by the Superintendence of Banks and Financial Institutions, once it has been legalized and once the other acts and contracts determined by this Organization have been complied with, the Banco de Chile will acquire all assets, liabilities, capital and reserve accounts of Citibank Chile. The merger takes place based on the following information: expert reports prepared by Mr. Juan Francisco Martínez Arenas and Mr. Ernesto Guzmán Vargas based on the general balance sheet of the Banco de Chile and Citibank Chile of November 30th, 2007 and the Pro Forma General Balance Sheet.

The aforementioned expert reports indicate that the net capital of Banco de Chile on November 30th, 2007 is the amount of $ 1,022,975.4 million. On the other hand, the Citibank Chile capital on November 30th, 2007 amounts to $322,278.5 million.

For the purpose of calculating the exchange of the Citibank Chile shares, which the Banco de Chile should issue, a 10.497 % of the capital of the merged corporation is assigned to the current Citibank Chile shareholders and 89.503% to the current Banco de Chile shareholders, therefore the exchange rate in the merger is 8,443.86114 Banco de Chile shares for each Citibank Chile share. Consequently, the Banco de Chile should issue 8,443,861,140 shares of the series “Banco de Chile-S” to carry out, materialize and perfect the merger and exchange. On the other hand, once the merger has been materialized, for financial purposes the Banco de Chile will account all assets and liabilities received from the absorbed corporation, at the booking value that these might have on December 31st, 2007, without prejudice of keeping in their accounting records, in a separate way, the fiscal value of Citibank Chile assets.

The Citibank Chile shareholders on the date on which the Board of Directors of the merged bank agrees to carry out the exchange will be entitled to these shares. The Banco de Chile shares which are left over due to the fractions produced in the calculation of the aforementioned distribution of proportion will be placed freely by the Board of Directors of the merged Banco de Chile into a stock market of the country and what is obtained from their transfer will be distributed, in cash, among the shareholders with a right to the shares generated by the remainder, in the corresponding proportion.

The merger referred to in the second transitional article will be completely effective, once it has been legally perfected, as from January 1st, 2008. Consequently, the results of the fiscal year 2007 will correspond, separately, to the shares of each one of the banks which have merged, that is, those which were issued before the date the merger took place. Therefore, upon the profits obtained by Banco de Chile in the fiscal year 2007, shareholders of the 72,436,034,844 shares, which is the divided corporate capital before the date of the merger, will be entitled to the dividends, as long as they are registered in the Register of Shareholders five working days before the date of the Ordinary Meeting of Shareholders, which is to be held during the first quarter of the year 2008, in which the distribution of dividends of the fiscal year ending on December 31st, 2007, will be agreed.

On the other hand, upon the results obtained by Citibank Chile in the fiscal year 2007, shareholders of the 8,443,861,140 new shares of the series “Banco de Chile-S”, received by the Citibank Chile shareholders as a result of the exchange, will be entitled to the dividends, as long as they are registered in the Register of Shareholders of Banco de Chile as such five working days before the date foreseen for the payment of the dividend that the Ordinary Meeting of Shareholders of the Banco de Chile learns regarding the General Balance and other Financial Statements of the absorbed bank of the fiscal year ending on December 31st, 2007, agrees to distribute. Consequently, at the Ordinary Meeting of Shareholders the merged Banco de Chile should hold before March 31st, 2008, they will be presented for approval, separately, the duly audited Bills, General Balances and Result Statements of the Banco de Chile and Citibank Chile corresponding to the fiscal year 2007 with their relevant distributions of dividends, in accordance with what has been explained before.

Fourth Transitional article:

The Ordinary Meeting of Shareholders of the Bank should be held no later than March thirty-first of each year.